UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 30, 2017

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On November 30, 2017, Bloomin’ Brands, Inc. (the “Company”) and its wholly-owned subsidiary OSI Restaurant Partners, LLC (“OSI”), as co-borrowers (the “Borrowers”), certain lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), entered into a credit agreement (the “Credit Agreement”) providing for senior secured financing of up to $1.5 billion, consisting of a $500.0 million term loan A and a $1.0 billion revolving credit facility (the “New Facility”).

The New Facility replaces the Company’s prior $1.322 billion credit facility among certain of the Company’s subsidiaries, the Administrative Agent and the lenders party thereto, under which a total of approximately $1.194 billion was outstanding at the time of replacement (the “Prior Facility”).

Borrowings under the New Facility bear interest at rates ranging from 1.50% to 2.00% over Adjusted LIBOR or 0.50% to 1.00% over ABR. “ABR” is the Alternate Base Rate, which is the highest of (i) the Administrative Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.00%. “Adjusted LIBOR” is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any.

The term loan A requires scheduled quarterly amortization payments in aggregate annual amounts equal to 5.0% of the original principal amount of the term loan for the first, second and third years, 7.5% for the fourth year and 10.0% for the fifth year. These payments are reduced by the application of any prepayments, and any remaining balance will be paid at maturity. The maturity date for the New Facility is November 30, 2022.

The revolving credit facility provides sub-limits for swing-line loans of up to $50.0 million and letters of credit of up to $75.0 million. At closing, $697.0 million was drawn under the revolving credit facility and $22.9 million of the credit facility was committed for the issuance of letters of credit and not available for borrowing.

The New Facility requires the Borrowers to comply with certain covenants, including a specified quarterly Total Net Leverage Ratio (“TNLR”) not to exceed 4.50 to 1. The TNLR is the ratio of Consolidated Total Debt to Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization and certain other adjustments as defined in the Credit Agreement). The New Facility also contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, requiring the Borrowers to make certain prepayments, and limit, subject to certain exceptions, Borrowers’ ability and the ability of its subsidiaries to take various actions relating to indebtedness, significant payments, mergers and similar transactions.

The New Facility is guaranteed by each of the Company’s current and future domestic 100% owned subsidiaries subject to certain exceptions (the “Guarantors”) and is secured by substantially all now owned or later acquired assets of the

Borrowers and Guarantors, including a pledge of all of the capital stock of substantially all of the Company’s domestic subsidiaries.

Certain of the Lenders and certain of their affiliates have performed investment banking, commercial lending and advisory services (“Services”) for the Company and its subsidiaries from time to time, for which they have received customary fees and expenses, including in connection with the Company’s initial public offering and credit facilities. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its subsidiaries in the ordinary course of their business.

Item 1.02 Termination of a Material Definitive Agreement

Effective November 30, 2017, the Prior Facility was terminated and all outstanding amounts were repaid in full. The Company did not incur any termination penalties in connection with the early termination of the Prior Facility.

Certain of the lenders under the Prior Facility and certain of their affiliates have performed Services for the Company and its subsidiaries from time to time, for which they have received customary fees and expenses, including in connection with the Company’s initial public offering and credit facilities. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its subsidiaries in the ordinary course of their business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the previously announced departure of Christopher Brandt, Executive Vice President, Chief Brand Officer, effective December 31, 2017, the Company approved a Separation Agreement and General Release (“Separation Agreement”) with Mr. Brandt, pursuant to which Mr. Brandt will receive a lump sum severance payment of $800,000 and certain other benefits. The Separation Agreement also includes a release of claims and certain other covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	December 5, 2017	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

5